UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  30 March 2011

SIGNET JEWELERS LIMITED
(Exact name of registrant as specified in its charter)

Commission File Number: 1-32349

Bermuda
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Clarendon House
2 Church Street
Hamilton
HM11
Bermuda
(Address of principal executive offices, including zip code)

441 296 5872
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item No.  2.02 - Final Results

Signet Jewelers Ltd (NYSE and LSE: SIG)	Embargoed until 7.30 a.m. (EDT)
Results for the 13 and 52 weeks ended January 29, 2011	March 30, 2011

Signet Reports Strong Fiscal 2011 Results
Diluted EPS Up 26.8%, Including Cost of Retiring Outstanding Debt
Adjusted Diluted EPS Climbs 45.4% to $2.66

HAMILTON, Bermuda, March 30, 2011 - Signet Jewelers Ltd ("Signet") (NYSE and LSE: SIG), the world's largest specialty retail jeweler, today announced its results for the 13 weeks ("fourth quarter") and for the 52 weeks ("Fiscal 2011") ended January 29, 2011.

Fiscal 2011
• Same store sales	up 6.7%
• Income before income taxes	$300.4 million, up 30.3%
• Adjusted income before income taxes excluding non-recurring item1	$347.9 million, up 50.9%
• Diluted earnings per share	$2.32, up 26.8%
• Adjusted diluted earnings per share excluding non-recurring item2	$2.66, up 45.4%
• Free cash flow3 excluding non-recurring item1	$315.8 million

Mike Barnes, Chief Executive Officer, commented: "Fiscal 2011 was an outstanding year for Signet with same store sales up 6.7%, adjusted income before tax increasing 50.9% and free cash flow of $315.8 million before the Make Whole Payment.  I would like to thank all members of the Signet team for their contribution to this great performance.

We believe that Signet is well positioned to gain profitable market share and improve operating margins as a result of our competitive strengths in the bridal category, the further development of brands that differentiate us from our competitors, our long term focus on best in class customer service, and traffic generating marketing campaigns that leverage our leading share of voice.  These strengths are increasingly setting us apart in the retail marketplace.

We have had an encouraging start to Fiscal 2012, with same store sales in the first seven weeks up by 8.5%, compared with 6.6% for the comparable period last year.  The US division increased by 11.4%, against 8.2% last year, and the UK division was down by 4.6%, compared to a decrease of 0.1% last year."

1.  The non-recurring item is a $47.5 million Make Whole payment arising from prepayment of private placement notes on November 26, 2010, after tax cost $29.5 million (the "Make Whole Payment"); non-GAAP measure, see Note 6.  This may also be referred to as "Adjusted income before tax."

2. Diluted earnings per share excluding Make Whole Payment; non-GAAP measure see Note 6.
3. Net cash provided by operating activities less cash flow used in investing activities; non-GAAP measure, see Note 6.

Inquiries:	Mike Barnes, Chief Executive Officer, Signet Jewelers	+1 (441) 296 5872
	Ron Ristau, Chief Financial Officer, Signet Jewelers	+1 (441) 296 5872
Press:	Alecia Pulman, ICR, Inc.	+1 (203) 682 8224
	Jonathan Glass, Brunswick	+44 (0)20 7404 5959

Signet operated 1,857 specialty retail jewelry stores at January 29, 2011, these included 1,317 stores in the US, where its store brands include "Kay Jewelers", "Jared The Galleria Of Jewelry" and a number of regional names.  At the same date, Signet also operated 540 stores in the UK, where its store brands are "H.Samuel", "Ernest Jones" and "Leslie Davis".  Further information on Signet is available at www.signetjewelers.com.  See also www.kay.com, www.jared.com, www.hsamuel.co.uk and www.ernestjones.co.uk.

Conference Call
There will be a conference call today at 8.30 a.m. Eastern Time (1.30 p.m. BST and 5.30 a.m. Pacific Time) and a simultaneous audio webcast and slide presentation available at www.signetjewelers.com.  The slides are available to be downloaded from the website ahead of the conference call.  To help ensure the conference call begins in a timely manner, all participants should dial in 5 to 10 minutes prior to the scheduled start time.  The call details are:

US dial-in:	+1 (212) 444 0895	Access code: 2553140
European dial-in:	+44 (0)20 7138 0844	Access code: 2553140

A replay of the conference call and a transcript of the call will be posted on Signet's website as soon as is practical after the call has ended and will be available for one year.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this release and include statements regarding, among other things, Signet's results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates.  The use of the words "expects," "intends," "anticipates," "estimates," "predicts," "believes," "should," "potential," "may," "forecast," "objective," "plan," or "target," and other similar expressions are intended to identify forward-looking statements.  These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to consumer credit, seasonality of Signet's business, financial market risks, deterioration in consumers' financial condition, exchange rate fluctuations, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, and risks relating to Signet being a Bermuda corporation.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially, see the "Risk Factors" section of Signet's Fiscal 2010 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 30, 2010.  Actual results may differ materially from those anticipated in such forward-looking statements.  Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

FISCAL 2011 OVERVIEW

The strong results for Fiscal 2011 were led by a same store sales increase of 6.7% (52 weeks to January 30, 2010 ("Fiscal 2010"): decrease of 0.4%), total sales were up by 5.0% to $3,437.4 million (Fiscal 2010: $3,273.6 million) and operating margin improving by 270 basis points to 10.8% (Fiscal 2010: 8.1%).  As a result, income before income taxes and diluted earnings per share rose to $300.4 million (Fiscal 2010: $230.5 million) and $2.32 (Fiscal 2010: $1.83), up by 30.3% and 26.8% respectively.  Excluding the Make Whole Payment, income before income taxes and diluted earnings per share rose to $347.9 million and $2.66, up by 50.9% and 45.4% respectively, non-GAAP measures, see Note 6.

Free cash flow at $315.8 million excluding the Make Whole Payment; non-GAAP measure, see Note 6 (Fiscal 2010: $471.9 million), was substantially higher than the original objective for the year of $150 million to $200 million.  Signet took advantage of its strong balance sheet and financial flexibility to prepay all outstanding Private Placement Notes (the "Notes"), significantly reducing future interest expense and eliminating restrictive covenants, including limitations on shareholder distributions and capital expenditure.  As a result, a Make Whole Payment of $47.5 million was incurred.  At January 29, 2011, Signet had no long term debt (January 30, 2010: $280 million) and cash and cash equivalents of $302.1 million (January 30, 2010: $316.2 million).

RESULTS OF OPERATIONS

Fiscal 2011

Sales and operating income
In Fiscal 2011, Signet's same store sales increased by 6.7%, compared to a decline of 0.4% in Fiscal 2010.  Total sales rose by 5.0% to $3,437.4 million (Fiscal 2010: $3,273.6 million).  The breakdown of the sales performance is set out in Table 1 below.
Table 1	Fiscal 2011
	US	UK	Signet
Sales, million	$2,744.2	$693.2	$3,437.4
% of total	79.8%	20.2%	100.0%

Change in sales	US	UK	Signet
	%	%	%
Same store sales	8.9	(1.4)	6.7
Change in store space	(0.9)	(1.6)	(1.1)
Total change in sales at constant exchange rates1,2	8.0	(3.0)	5.6
Exchange translation	-	(2.5)	(0.6)
Change in sales as reported	8.0	(5.5)	5.0

1.  The average US dollar to pound sterling exchange rate in Fiscal 2011 was $1.55 (Fiscal 2010: $1.59).
2.  Non-GAAP measure, see Note 6.

In Fiscal 2011, Signet's gross margin was $1,242.9 million (Fiscal 2010: $1,065.6 million), an increase of 16.6%.  The gross margin rate increased by 360 basis points to 36.2% (Fiscal 2010: 32.6%).  The gross merchandise margin improved by 80 basis points, driven by price increases, lower diamond costs, less discounting, and favorable mix changes, which more than offset the impact of higher gold costs and the weakness of the pound sterling against the US dollar.  The net bad debt to total US sales ratio improved compared to Fiscal 2010 and leverage on store occupancy costs, particularly in the US, also benefited gross margin.

Selling, general and administrative expenses for Fiscal 2011 were $980.4 million (Fiscal 2010: $916.5 million), up by 7.0%.  The increase primarily reflected higher incentive payments, the non-recurrence of the Fiscal 2010 benefit due to the change in US vacation entitlement policy, management transition costs and higher advertising expenditure.

In Fiscal 2011, other operating income was $110.0 million (Fiscal 2010: $115.4 million), down by 4.7%.  This reflected the impact of the amendments to the Truth in Lending Act that were implemented during the year and were largely offset by a higher level of outstanding customer finance balances and an increase in rate of interest charged.

In Fiscal 2011, net operating income increased by 40.8% to $372.5 million (Fiscal 2010: $264.5 million, after a $13.4 million non-recurring, favorable impact from a change in US vacation entitlement policy).  Operating margin was 10.8% (Fiscal 2010: 8.1%).  The net direct adverse impact on operating income from the amendments to the Truth in Lending Act was estimated by management to be $11.9 million.

Interest income and expense
In Fiscal 2011, interest income was $0.7 million (Fiscal 2010: $0.8 million).  Interest expense was $72.8 million (Fiscal 2010: $34.8 million), the majority of which related to the $47.5 million Make Whole Payment incurred as a result of prepaying the Notes in full during the fourth quarter.  The Notes incurred a blended fixed rate of interest of 8.11%.

Income before income taxes
For Fiscal 2011, income before income taxes was up 30.3% to $300.4 million (Fiscal 2010: $230.5 million), and income before income taxes excluding the Make Whole Payment was up 50.9% to $347.9 million (Fiscal 2010: $230.5 million); non-GAAP measure, see Note 6.

Income taxes
The charge to income taxes for Fiscal 2011 was $100.0 million (Fiscal 2010: $73.4 million), an effective tax rate of 33.3% (Fiscal 2010: 31.8%), the increase reflecting a higher proportion of profits earned in the US where the tax rate is higher, offset by the benefit from intra-group financing arrangements and the favorable resolution of certain prior year tax issues.

Net income
Net income for Fiscal 2011 was up 27.6% to $200.4 million (Fiscal 2010: $157.1 million), and net income excluding the Make Whole Payment was up 46.3% to $229.9 million; non-GAAP measure, see Note 6.

Earnings per share
For Fiscal 2011, basic and diluted earnings per share were $2.34 and $2.32 (Fiscal 2010: $1.84 and $1.83) an increase of 27.2% and 26.8% respectively.  Excluding the Make Whole Payment, basic and diluted earnings per share were $2.68 and $2.66, up 45.7% and 45.4% respectively; non-GAAP measures, see Note 6.

Fourth Quarter Fiscal 2011

Sales and operating income
In the fourth quarter same store sales were up 8.1%, compared to an increase of 5.1% in the fourth quarter of Fiscal 2010, and total sales rose by 6.2% to $1,270.5 million (13 weeks to January 30, 2010: $1,196.8 million).  The breakdown of the sales performance is set out in Table 2 below.
Table 2	Fourth Quarter
	US	UK	Signet
Sales, million	$1,007.0	$263.5	$1,270.5
% of total	79.3%	20.7%	100.0%

Change in sales	US	UK	Signet
	%	%	%
Same store sales	11.4	(2.9)	8.1
Change in store space	(1.2)	(1.6)	(1.3)
Total change in sales at constant exchange rates1	10.2	(4.5)	6.8
Exchange translation	-	(2.3)	(0.6)
Change in sales as reported	10.2	(6.8)	6.2

1.  Non-GAAP measure, see Note 6.

In the fourth quarter, gross margin was $518.5 million (13 weeks to January 30, 2010: $431.4 million), an increase of 20.2%.  Gross margin rate increased by 480 basis points to 40.8% (13 weeks to January 30, 2010: 36.0%).  Gross merchandise margin increased by 80 basis points.  Selling, general and administrative expenses were $336.7 million (13 weeks to January 30, 2010: $282.6 million).  Other operating income in the fourth quarter was $28.7 million (13 weeks to January 30, 2010: $28.4 million), and the net direct adverse impact of the amendments to the Truth in Lending Act was estimated to be $2.1 million.  Fourth quarter net operating income increased by 18.8% to $210.5 million (13 weeks to January 30, 2010: $177.2 million), and the operating margin was 16.6% (13 weeks to January 30, 2010: 14.8%).

Interest income and expense
Interest income was $0.1 million for the fourth quarter (13 weeks to January 30, 2010: $0.1 million) and interest expense was $51.0 million (13 weeks to January 30, 2010: $7.6 million).

Income before income taxes
For the fourth quarter, income before income taxes was down 6.0% to $159.6 million (13 weeks to January 30, 2010: $169.7 million), income before income taxes excluding the Make Whole Payment was up 22.0% to $207.1 million; non-GAAP measure, see Note 6.

Income taxes
The charge to income taxes in the fourth quarter was $54.2 million (13 weeks to January 30, 2010: $54.2 million), an effective tax rate of 34.0% (13 weeks to January 30, 2010: 31.9%).

Net income
For the fourth quarter, net income was down 8.7% to $105.4 million (13 weeks to January 30, 2010: $115.5 million), and net income excluding the Make Whole Payment was up 16.8% to $134.9 million; non-GAAP measure, see Note 6.

Earnings per share
In the fourth quarter, basic and diluted earnings per share were $1.23 and $1.21 (13 weeks to January 30, 2010: $1.35 and $1.34), down 8.9% and 9.7% respectively.  Excluding the Make Whole Payment, basic and diluted earnings per share were $1.57 and $1.55, up 16.3% and 15.7% respectively; non-GAAP measures, see Note 6.

CAPITAL EXPENDITURE AND FREE CASH FLOW

In Fiscal 2011, capital expenditure was $57.5 million (Fiscal 2010: $43.6 million).  The US division's capital expenditure was $44.5 million (Fiscal 2010: $31.1 million), and the UK division's was $13.0 million (Fiscal 2010: $12.5 million).

In Fiscal 2011, positive free cash flow, excluding the Make Whole Payment, was $315.8 million (Fiscal 2010: $471.9 million); non-GAAP measure, see Note 6.
At January 29, 2011, Signet had no long term debt (January 30, 2010: $280.0 million).  On March 9, 2010, Signet made a prepayment at par of $50.9 million of the Notes.  On November 26, 2010, Signet exercised its right to prepay in full the remaining $229.1 million of outstanding Notes.  This resulted in a reduction in interest expense of $101.7 million over the remaining term of the Notes.  The prepayment required the payment of all accrued interest up to the Prepayment Date plus a premium, the Make Whole Payment, which amounted to $47.5 million.  At January 29, 2011, Signet had cash and cash equivalents of $302.1 million (January 30, 2010: $316.2 million).

OPERATING REVIEW
US division (79.8% of annual sales)

Fiscal 2011
In Fiscal 2011, the US division's sales were up by 8.0% to $2,744.2 million (Fiscal 2010: $2,540.4 million) and same store sales rose by 8.9% compared to a rise of 0.2% in Fiscal 2010.  See Table 3 below for analysis of sales growth.

Table 3			Change from previous year
Fiscal 2011		Average			Average
		unit		Same	unit
		selling	Total	store	selling
	Sales	price1	sales	sales	price1
Kay	$1,592.9m	$330	6.4%	7.0%	7.6%
Jared	$848.3m	$763	18.1%	15.7%	7.0%
Regional brands	$303.0m	$342	(6.8)%	1.9%	4.0%
US division	$2,744.2m	$389	8.0%	8.9%	8.0%

1.  Excludes the charm bracelet category, a product with an average unit selling price considerably lower, and a multiple purchase and frequency of purchase much greater, than products historically sold by the division.

In Fiscal 2011, the US division's net operating income increased by 52.7% to $342.7 million (Fiscal 2010: $224.5 million, after a $13.4 million non-recurring, favorable impact from a change in US vacation entitlement policy).  The net direct adverse impact from amendments to the Truth in Lending Act is estimated by management to be $11.9 million in Fiscal 2011.  The operating margin in Fiscal 2011 was up by 370 basis points to 12.5% (Fiscal 2010: 8.8%), reflecting higher sales per store resulting in leverage of store occupancy costs, an increased gross merchandise margin and a lower net bad debt to total US sales ratio, which more than offset the adverse impact of the amendments to the Truth in Lending Act, the absence of the non-recurring benefit in Fiscal 2010 from the change in vacation entitlement policy, higher incentive pay and increased advertising expenditure.

In Fiscal 2011, both the bridal category and branded differentiated and exclusive products increased their share of the US division's sales.  In the bridal category, the convergence of superior customer service, supply chain expertise and the ability to offer in-house customer finance resulted in an outstanding customer experience, giving the US division a significant competitive sales advantage.  Within the bridal category, Neil Lane BridalTM and the Tolkowsky® Diamond were tested successfully. Branded differentiated and exclusive merchandise, such as The Leo Diamond®, Open Hearts by Jane Seymour®, Love's EmbraceTM, Le Vian® and Charmed Memories®, increased their participation by about 300 basis points to 22% of the US division's merchandise sales.  In addition, Jared also benefited from a recovery in spending among US households with above average incomes, and the continued expansion of the Pandora® range.  The US division's market share of the specialty jewelry market increased by 30 basis points to 9.3%.

In Fiscal 2011, average unit selling price for the US division, excluding the charm bracelet category, rose by 8.0%, reflecting changes in the store brand sales mix, customers trading up the US division's pricing structure, merchandising initiatives, and selective price increases made during Fiscal 2011.  Including the charm bracelet category, the average unit selling price decreased, but was more than compensated for by the volume of units sold, which increased significantly.

In Fiscal 2011, the US division's gross merchandise margin was up by 120 basis points compared to Fiscal 2010 and benefited from selective price increases implemented in the first and third quarters of Fiscal 2011, lower average diamond inventory costs, and reduced price discounting, which more than offset a higher cost of gold.

In-house customer finance participation in the US division was 54.2% (Fiscal 2010: 53.9%) and the net bad debt to total US sales ratio was 4.2% (Fiscal 2010: 5.6%).  Management believes this reduction reflected the quality of credit authorization and collection procedures, and a more stable rate of unemployment.  The average monthly collection rate was 12.6% (Fiscal 2010: 12.5%).  Net US customer in-house finance receivables at January 29, 2011 were $927.7 million (January 30, 2010: $849.3 million).

Selling, general and administrative expenses were tightly controlled in Fiscal 2011, but variable expenses rose due to the level of sales and operating income growth achieved.  Also in Fiscal 2011, gross advertising expenditure increased by 5.6% to $161.5 million (Fiscal 2010: $153.0 million), a marketing to sales ratio of 5.9% (Fiscal 2010: 6.0%).  The higher level of gross advertising expenditure mainly reflected fourth quarter activity, with both an increased level of television advertising impressions and media cost inflation.  Television adverting impressions in the fourth quarter of Fiscal 2011 were up 5% for Kay and 10% for Jared.

Stores opened and closed in Fiscal 2011 and in the fourth quarter and are set out in Table 4 below.

Table 4	Kay	Kay	Regional			Annual net
	mall1	off-mall	brands	Jared2	Total	space change
January 30, 2010	794	129	260	178	1,361	(1)%
Opened	1	1	-	2	4
Closed	(11)	(3)	(9)	-	(23)
October 30, 2010	784	127	251	180	1,342
Opened	1	1	-	-	2
Closed	(5)	-	(22)	-	(27)
January 29, 2011	780	128	229	180	1,317	(2)%

1.  Includes stores in downtown locations.

2.  A Jared store is equivalent in size to about four mall stores.

Fourth Quarter Fiscal 2011
In the fourth quarter, the US division's sales were $1,007.0 million (13 weeks to January 30, 2010: $914.0 million) up by 10.2%, and same store sales rose by 11.4% compared to a rise of 7.3% in the fourth quarter of Fiscal 2010.  See Table 5 below for further analysis of sales.

Table 5			Change from previous year
Fourth quarter Fiscal 2011		Average			Average
		unit		Same	unit
		selling	Total	store	selling
Sales		price1	sales	sales	price1
Kay	$608.8m	$298	9.9%	10.7%	9.0%
Jared	$292.2m	$721	18.8%	17.5%	9.2%
Regional brands	$106.0m	$315	(7.2)%	1.3%	9.4%
US division	$1,007.0m	$351	10.2%	11.4%	10.8%

1.  Excludes the charm bracelet category, a product with an average unit selling price considerably lower, and a multiple purchase and frequency of purchase much greater, than products historically sold by the division.

In the fourth quarter, the US division's net operating income increased by 38.2% to $167.9 million (13 weeks to January 30, 2010: $121.5 million, which included a $1.6 million non-recurring, adverse impact from a change in vacation entitlement policy), and the operating margin was 16.7% (13 weeks to January 30, 2010: 13.3%).  In-house customer finance participation was 51.5% in the fourth quarter (13 weeks to January 30, 2010: 50.8%).  The net bad debt to total US sales ratio was 3.8% (13 weeks to January 30, 2010: 5.0%).  The average monthly collection rate was 12.2% in the fourth quarter (13 weeks to January 30, 2010: 12.0%).  Gross merchandise margin was up 140 basis points compared to the fourth quarter of Fiscal 2010.  The net direct adverse impact of amendments to the Truth in Lending Act was estimated to be $2.1 million in the fourth quarter.

UK division (20.2% of annual sales)

Fiscal 2011
In Fiscal 2011, the UK division's sales were down by 5.5% to $693.2 million (Fiscal 2010: $733.2 million), and down 3.0% at constant exchange rates; non-GAAP measure, see Note 6.  Same store sales decreased by 1.4%, compared to a decline of 2.4% in Fiscal 2010.  See Table 6 below for further analysis of sales.
Table 6			Change from previous year
Fiscal 2011		Average		Sales at		Average
		unit		constant	Same	unit
		selling	Total	exchange	store	selling
	Sales	price1,2	sales	rates3,4	sales	price2
H.Samuel	$373.4m	£57	(5.2)%	(2.8)%	(1.6)%	8.0%
Ernest Jones5	$319.5m	£249	(4.2)%	(1.7)%	(1.1)%	9.3%
Other	$0.3m	nm	nm	nm	nm	nm
UK division	$693.2m	£89	(5.5)%	(3.0)%	(1.4)%	9.2%

1. The average unit selling price2 for H.Samuel was $88, for Ernest Jones was $386 and for the UK division was $138.

2.  Excludes the charm bracelet category, a product with an average unit selling price considerably lower, and a multiple purchase and frequency of purchase much greater, than product historically sold by the division.

3. Non-GAAP measure, see Note 6.
4. The exchange translation impact on the total sales of H.Samuel was (2.4)%, and for Ernest Jones was (2.5)%.
5. Includes stores selling under the Leslie Davis nameplate.
nm - not meaningful.

In Fiscal 2011, net operating income for the UK division increased by 0.9% to $57.0 million (Fiscal 2010: $56.5 million), an increase of 3.4% at constant exchange rates; non-GAAP measure, see Note 6.  The UK division's operating margin increased by 50 basis points to 8.2% (Fiscal 2010: 7.7%), reflecting a tight control of costs, which more than offset lower sales and a decrease in gross merchandise margin.

In Fiscal 2011, the charm bracelet category continued to perform well, as did fashion watches and the bridal category, including gold rings.  Average unit selling price, excluding the charm bracelet category, increased by 9.2% in Fiscal 2011, primarily reflecting price increases implemented to counter pressure on gross merchandise margin.  The UK division's gross merchandise margin rate was down by 40 basis points in Fiscal 2011 compared to Fiscal 2010.  The impact of a weak pound sterling to US dollar exchange rate, an increase in the cost of gold and a higher rate of value added tax were largely offset by  price increases.  Store occupancy costs were tightly controlled.  Selling, general and administrative expenses were also closely managed.  In Fiscal 2011, gross advertising expenditure increased by 1.8% to $16.6 million (Fiscal 2010: $16.3 million), a marketing to sales ratio of 2.4% (Fiscal 2010: 2.2%), and an increase of 4.5% in pounds sterling.  The higher level of gross advertising expenditure reflected fourth quarter activity, with both an increased level of television advertising impressions and media inflation.

Stores closed in Fiscal 2011 and the fourth quarter are set out in Table 7 below.

Table 7				Annual net
	H.Samuel	Ernest Jones1	Total	space change
January 30, 2010	347	205	552	(1)%
Opened	-	-	-
Closed	(5)	(3)	(8)
October 30, 2010	342	202	544
Opened	-	-	-
Closed	(4)	-	(4)
January 29, 2011	338	202	540	(2)%

1.  Includes stores selling under the Leslie Davis nameplate.

Fourth Quarter Fiscal 2011
In the fourth quarter, sales were down by 6.8% to $263.5 million (13 weeks to January 30, 2010: $282.8 million), reflecting an adverse impact of 2.3% from movements in the pound sterling to US dollar exchange rate, a reduction of 1.6% due to changes in space and a decrease in same store sales of 2.9% (13 weeks to January 30, 2010: down 1.5%).  See Table 8 below for further analysis of sales.

Table 8			Change from previous year
Fourth quarter Fiscal 2011		Average		Sales at		Average
		unit		constant	Same	unit
		selling	Total	exchange	store	selling
	Sales	price1,2	sales	rates3,4	sales	price2
H.Samuel	$149.7m	£56	(5.2)%	(2.8)%	(1.7)%	5.2%
Ernest Jones5	$113.8m	£231	(8.2)%	(6.0)%	(4.6)%	8.6%
UK division	$263.5m	£84	(6.8)%	(4.5)%	(2.9)%	5.8%

1. The average unit selling price2 in the fourth quarter for H.Samuel was $87, for Ernest Jones was $358 and for the UK division was $130.

2.  Excludes the charm bracelet category, a product with an average unit selling price considerably lower, and a multiple purchase and frequency of purchase much greater, than product historically sold by the division.

3. Non-GAAP measure, see Note 6.
4. The exchange translation impact on the total sales of H.Samuel was (2.4)% and for Ernest Jones was (2.2)%.
5. Includes stores selling under the Leslie Davis nameplate.

In the fourth quarter, the UK division's net operating income decreased by 8.4% to $55.3 million (13 weeks to January 30, 2010: $60.4 million), a decrease of 6.3% at constant exchange rates; non-GAAP measure, see Note 6.  The gross merchandise margin percentage was down 50 basis points from the fourth quarter of Fiscal 2010.  The operating margin in the fourth quarter was 21.0% (13 weeks to January 30, 2010: 21.4%).

Unallocated costs
Unallocated costs, principally central costs that are not allocated to the US or UK division in Signet's management accounts, were $27.2 million in Fiscal 2011 (Fiscal 2010: $16.5 million).  The increase primarily reflected the cost to transition management.

In the fourth quarter, unallocated costs were $12.7 million (13 weeks to January 30, 2010: $4.7 million).

STRATEGY & FINANCIAL OBJECTIVES

Fiscal 2011 was an outstanding year for Signet. In Fiscal 2012, profit growth and generation of strong cash flow remain priorities. Therefore, the strategy in Fiscal 2012 is broadly similar to that of Fiscal 2011. Both the US and the UK divisions are specialty jewelry industry leaders and continue to endeavor to meet customer expectations by further enhancing our competitive advantages. This is expected to increase the performance gap between Signet and others in the sector in the basic retail disciplines of store operations, supply chain management, merchandising, marketing and quality retail estate.

Signet's strategy in Fiscal 2012 is to:

• further enhance Signet's position as the world's largest specialty retail jeweler, through superior execution;
• improve store productivity;
• increase investment to strengthen the competitive position of the business; and
• maintain a strong balance sheet and financial flexibility.

Accordingly, we plan to invest in our sales associates to drive improvements in customer service; continue to develop and expand distribution of branded differentiated and exclusive merchandise; increase advertising expenditure; invest in information systems, including internet technology that will assist the business to execute more efficiently and effectively; seek ways to improve the supply chain; and increase the number of store refurbishments and openings. The goal is to deliver a superior customer experience by being best in class in all areas of the business, as is appropriate for the industry leader.

In setting the financial objectives for Fiscal 2012, consideration was given to the current operating environment, which remains challenging, with the developments in the US and UK economies becoming increasingly divergent.  There is stabilization in the US economy and growth in the US jewelry market. The UK economy is being impacted by pressure on discretionary spending due to the government's austerity program, which includes an increase in the value added tax rate implemented on January 4, 2011, and higher consumer inflation at a time of limited growth in personal disposable income.

In Fiscal 2012, management's financial objectives for the business are the following:

• gain profitable market share;
• improve gross margin ratio;
• maintain selling, general and administrative expenses to sales ratio broadly similar to the level of Fiscal 2011, flexing primarily with expenses which vary with sales;
• capital expenditure of $110 million to $130 million; and
• positive free cash flow of between $150 million and $200 million; non-GAAP measure, see Note 6.

Management anticipates that the gross margin ratio will benefit from improved store productivity, which is expected to offset the impact of changes in the cost of commodities, in particular the cost of diamonds and gold, and provide leverage of occupancy costs and net bad debt expense.

The projected interest expense in Fiscal 2012 is $6 million to $7 million, primarily reflecting facility fees and bank service charges.  It is expected that, subject to the geographic mix of taxable income and the outcome of uncertain tax positions, Signet's effective tax rate in Fiscal 2012 will be approximately 36%.

Investment will be directed, where prudent, to both inventory and capital projects, which are intended to build competitive advantage and support sales growth.  It is planned to carry out 105 major store refurbishments and relocations (Fiscal 2011: 64 stores), and increase the number of store openings in the US to 25 (Fiscal 2011: 6), see Table 9 below.  The UK division plans to open two and close 22 stores in Fiscal 2012 (Fiscal 2011: opened 0 and closed 12).  It is therefore expected that net square footage in the US division will be unchanged and that in the UK division it will decrease by approximately 3%.

Table 9	Kay	Kay	Regional			Net space
Change in US stores	mall1	off-mall	brands	Jared2	Total	change
January 29, 2011	780	128	229	180	1,317	(2)%
Openings (planned)	8	13	-	4	25
Closures (forecast)	(7)	(8)	(21)	-	(36)
January 28, 2012	781	133	208	184	1,306	0%

1.  Includes stores in downtown locations.

2.  A Jared store is equivalent in size to about four mall stores.

IR PROGRAM DETAILS

TAG Conference, New York, on Thursday, March 31, 2011
Signet will be taking part in the TAG Conference, New York, on Thursday, March 31, 2011 in New York.  Present will be Mike Barnes, Chief Executive Officer and Ron Ristau, Chief Financial Officer.

Barclays Capital Conference, New York, on Wednesday, April 27, 2011
Signet will be taking part in the Barclays Capital Conference, New York, on Wednesday, April 27, 2011 in New York.  Present will be Mike Barnes, Chief Executive Officer and Ron Ristau, Chief Financial Officer.

Condensed consolidated income statements

	13 weeks ended	13 weeks ended
	January 29, 2011	January 30, 2010	Fiscal 2011	Fiscal 2010
	$million	$million	$million	$million	Notes

Sales	1,270.5	1,196.8	3,437.4	3,273.6
Cost of sales	(752.0)	(765.4)	(2,194.5)	(2,208.0)

Gross margin	518.5	431.4	1,242.9	1,065.6
Selling, general and administrative expenses	(336.7)	(282.6)	(980.4)	(916.5)
Other operating income, net	28.7	28.4	110.0	115.4

Operating income, net	210.5	177.2	372.5	264.5
Interest income	0.1	0.1	0.7	0.8
Interest expense	(51.0)	(7.6)	(72.8)	(34.8)

Income before income taxes	159.6	169.7	300.4	230.5
Income taxes	(54.2)	(54.2)	(100.0)	(73.4)	3

Net income	105.4	115.5	200.4	157.1

Earnings per share - basic	$1.23	$1.35	$2.34	$1.84	4
- diluted	$1.21	$1.34	$2.32	$1.83	4

The accompanying notes are an integral part of these condensed consolidated financial statements.

Condensed consolidated balance sheets

	January 29, 2011	January 30, 2010
	$million	$million	Notes

Assets

Current assets:
Cash and cash equivalents	302.1	316.2
Accounts receivable, net	935.9	858.0
Other receivables	38.2	27.9
Other current assets	79.2	75.8
Deferred tax assets	2.7	2.2	3
Inventories	1,184.2	1,173.1

Total current assets	2,542.3	2,453.2

Non-current assets:
Property, plant and equipment, net of accumulated depreciation of $614.4 million, and $566.0 million, respectively	351.5	396.9
Other intangible assets, net	27.5	24.2
Other assets	59.7	58.3
Deferred tax assets	86.0	112.3	3
Retirement benefit asset	22.8	-

Total assets	3,089.8	3,044.9

Liabilities and Shareholders' equity

Current liabilities:
Loans and overdrafts	31.0	44.1
Accounts payable	125.9	66.2
Accrued expenses and other current liabilities	292.4	272.1
Deferred revenue	146.0	137.7	5
Deferred tax liabilities	77.1	74.7	3
Income taxes payable	38.6	44.1

Total current liabilities	711.0	638.9

Non-current liabilities:
Long-term debt	-	280.0
Other liabilities	86.6	79.6
Deferred revenue	353.2	338.0	5
Retirement benefit obligation	-	4.8

Total liabilities	1,150.8	1,341.3

Shareholders' equity:
Common shares of $0.18 par value: authorized 500 million shares, 86.2 million shares issued and outstanding (2010: 85.5 million shares issued and outstanding)	15.5	15.4
Additional paid-in capital	196.8	169.9
Other reserves	235.2	235.2
Treasury shares	-	(1.1)
Retained earnings	1,662.3	1,462.4
Accumulated other comprehensive loss	(170.8)	(178.2)

Total shareholders' equity	1,939.0	1,703.6

Total liabilities and shareholders' equity	3,089.8	3,044.9

The accompanying notes are an integral part of these condensed consolidated financial statements.

Condensed consolidated statements of cash flows

	13 weeks ended	13 weeks ended
	January 29, 2011	January 30, 2010	Fiscal 2011	Fiscal 2010
	$million	$million	$million	$million

Cash flows from operating activities:
Net income	105.4	115.5	200.4	157.1
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation of property, plant and equipment	24.2	26.3	89.7	101.0
Amortization of other intangible assets	2.3	2.4	8.1	7.9
Pension	(2.0)	(2.5)	(7.0)	(5.3)
Share-based compensation	9.5	1.3	17.2	5.6
Deferred taxation	5.0	14.1	25.1	11.2
Facility amendment fees included in net income	1.6	0.3	4.8	4.3
Other non-cash movements	(0.7)	1.7	(2.6)	0.8
Profit on disposal of property, plant and equipment	(0.1)	(0.4)	(1.0)	-

Changes in operating assets and liabilities:
Increase in accounts receivable	(166.3)	(127.9)	(78.7)	(32.4)
(Increase)/decrease in other receivables and other assets	(21.0)	(7.0)	(14.9)	47.2
Increase in other current assets	(5.8)	(12.5)	(4.0)	(29.3)
Decrease/(increase) in inventories	106.4	127.3	(19.5)	226.5
(Decrease)/increase in accounts payable	(52.6)	(72.9)	59.4	22.0
Increase/(decrease) in accrued expenses and other liabilities	45.6	42.7	25.1	(5.5)
Increase in deferred revenue	34.5	32.7	23.6	14.8
Increase/(decrease) in income taxes payable	39.9	24.5	(3.7)	(9.8)
Effect of exchange rate changes on currency swaps	1.1	0.7	1.9	(0.7)

Net cash provided by operating activities	127.0	166.3	323.9	515.4

Investing activities:
Purchase of property, plant and equipment	(12.7)	(11.4)	(46.0)	(35.8)
Purchase of other intangible assets	(3.6)	(1.8)	(11.5)	(7.8)
Proceeds from sale of property, plant and equipment	0.2	-	1.9	0.1

Net cash used in investing activities	(16.1)	(13.2)	(55.6)	(43.5)

Financing activities:
Proceeds from issue of common shares	9.3	0.1	11.3	1.0
Facility amendment fees paid	-	-	(1.3)	(9.3)
(Repayment of)/proceeds from short-term borrowings	(6.6)	27.8	(13.1)	(143.4)
Repayment of long-term debt	(229.1)	-	(280.0)	(100.0)

Net cash (used in)/provided by financing activities	(226.4)	27.9	(283.1)	(251.7)

Cash and cash equivalents at beginning of period	414.9	139.6	316.2	96.8
(Decrease)/increase in cash and cash equivalents	(115.5)	181.0	(14.8)	220.2
Effect of exchange rate changes on cash and cash equivalents	2.7	(4.4)	0.7	(0.8)

Cash and cash equivalents at end of period	302.1	316.2	302.1	316.2

The accompanying notes are an integral part of these condensed consolidated financial statements.

Condensed consolidated statements of shareholders' equity

	Common shares at par value	Additional paid-in capital	Other reserves	Treasury shares	Retained earnings	Accumulated other comprehensive loss	Total shareholders' equity
	$million	$million	$million	$million	$million	$million	$million

Balance at January 30, 2010	15.4	169.9	235.2	(1.1)	1,462.4	(178.2)	1,703.6
Net income	-	-	-	-	200.4	-	200.4
Foreign currency translation	-	-	-	-	-	(1.9)	(1.9)
Changes in fair value of derivative instruments, net of tax	-	-	-	-	-	(5.2)	(5.2)
Pension plan, net of tax	-	-	-	-	-	14.5	14.5
Share options exercised	0.1	12.1	-	1.1	(0.5)	-	12.8
Share-based compensation expense	-	14.8	-	-	-	-	14.8

Balance at January 29, 2011	15.5	196.8	235.2	-	1,662.3	(170.8)	1,939.0

Condensed consolidated statements of comprehensive income

	13 weeks ended	13 weeks ended
	January 29, 2011	January 30, 2010	Fiscal 2011	Fiscal 2010
	$million	$million	$million	$million

Net income	105.4	115.5	200.4	157.1
Foreign currency translation	0.4	(5.0)	(1.9)	21.4
Changes in fair value of derivative instruments	(10.2)	(3.5)	(7.7)	(8.6)
Pension plan	17.2	1.3	20.0	4.0
Deferred tax on items recognized in equity	(1.2)	(0.2)	(3.0)	0.5

Comprehensive income	111.6	108.1	207.8	174.4

The accompanying notes are an integral part of these condensed consolidated financial statements.

1. Basis of preparation

This financial information has been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP") and has been prepared on the basis of the accounting policies set out inSignet's audited financial statements which will be filed as part of the annual report on Form 10-K for Fiscal 2011.

This financial information does not constitute Signet's financial statements for Fiscal 2011 or Fiscal 2010, but is derived from these financial statements. Signet's audited financial statements will be filed as part of the annual report on Form 10-K for Fiscal 2011. This is expected to be filed with the SEC on March 30, 2011 and will be available for download from Signet's website www.signetjewelers.com.

Correction of immaterial error

During the third quarter of Fiscal 2011, Signet changed its accounting for extended service plans. Previously, revenue from the sale of extended service plans was deferred, net of direct costs arising from the sale, and was recognized in proportion to the historical actual claims incurred. Signet has conducted a review of the claims cost patterns, including estimates of future claims costs expected to be incurred, and concluded that the deferral period required extension and that claims cost is a more appropriate basis for revenue recognition than the number of claims incurred. In addition, Signet now defers all revenues and recognizes direct costs in proportion to the revenue recognized. These changes are in accordance with ASC 605-20-25. This resulted in an overstatement of extended service plan revenue and an understatement of deferred revenue. These plans are only sold by the US division and therefore only affect the US segment reporting.

Signet has evaluated the effects individually and in the aggregate and determined that its prior period financial statements are not materially misstated. However, Signet has determined that the cumulative effect of adjusting this would be material to the Fiscal 2011 financial statements. Therefore, Signet has adjusted the affected prior periods and presented the results in this report.

As a result of applying this correction, the following consolidated balance sheet, consolidated income statement and consolidated statement of cash flows were impacted as follows:

Impact on consolidated balance sheet	January 30, 2010
	$million
	Amounts previously reported	As corrected

Assets
Current assets:
Other current assets	58.4	75.8
Total current assets	2,435.8	2,453.2
Non-current assets:
Other assets	12.6	58.3
Deferred tax assets	54.7	112.3
Total assets	2,924.2	3,044.9

Liabilities and Shareholders' equity
Current liabilities:
Deferred revenue	120.1	137.7
Total current liabilities	621.3	638.9
Non-current liabilities:
Deferred revenue	140.9	338.0
Total liabilities	1,126.6	1,341.3
Total shareholders' equity	1,797.6	1,703.6
Total liabilities and shareholders' equity	2,924.2	3,044.9

Impact on consolidated income statement	13 weeks ended		52 weeks ended
	January 30, 2010		January 30, 2010
	$million		$million
	Amounts previously reported	As corrected	Amounts previously reported	As corrected

Sales	1,203.6	1,196.8	3,290.7	3,273.6
Cost of sales	(769.5)	(765.4)	(2,213.8)	(2,208.0)
Gross margin	434.1	431.4	1,076.9	1,065.6
Operating income	179.9	177.2	275.8	264.5
Income before income taxes	172.4	169.7	241.8	230.5
Income taxes	(55.2)	(54.2)	(77.7)	(73.4)
Net income	117.2	115.5	164.1	157.1
Earnings per share - basic	$1.37	$1.35	$1.92	$1.84
Earnings per share - diluted	$1.36	$1.34	$1.91	$1.83

Impact on consolidated statement of cash flows	13 weeks ended		52 weeks ended
	January 30, 2010		January 30, 2010
	$million		$million
	Amounts previously reported	As corrected	Amounts previously reported	As corrected

Cash flows from operating activities:
Net income	117.2	115.5	164.1	157.1
Adjustments to reconcile net income to cash
flows provided by operating activities:
Deferred income taxes	15.1	14.1	15.5	11.2
Changes in operating assets and liabilities:
(Increase)/decrease in other receivables and other assets	(4.0)	(7.0)	51.4	47.2
Increase in other current assets	(11.4)	(12.5)	(27.7)	(29.3)
Increase/(decrease) in deferred revenue	25.9	32.7	(2.3)	14.8

2. Foreign currency translation

The exchange rates used for the translation of UK pound sterling transactions and balances in these condensed consolidated financial statements are as follows:

	Fiscal 2011	Fiscal 2010

Income statement (average rate)	1.55	1.59
Balance sheet (period end rate)	1.59	1.60

The year-to-date average exchange rate is used to prepare the income statement for the 52 weeks ended January 29, 2011 and is calculated from the weekly average exchange rates weighted by sales of the UK division. The income statement for the 13 weeks ended January 29, 2011 is calculated as the difference between the income statement for the 52 weeks ended January 29, 2011 and the previously reported income statement for the 39 weeks ended October 30, 2010. Therefore, the fourth quarter's income statement includes the impact of the change in the year-to-date exchange rates between these quarter ends.

3. Income taxes

	Fiscal 2011	Fiscal 2010
	$million	$million

Current taxation - US	63.6	42.5
- Foreign	11.3	19.7

Deferred taxation - US	25.3	13.8
- Foreign	(0.2)	(2.6)

Total income taxes	100.0	73.4

Signet has business activity in all states within the US and files income tax returns for the US federal jurisdiction and all applicable states. Signet also files income tax returns in the UK and certain other foreign jurisdictions.  Signet is subject to US federal and state examinations by tax authorities for tax years after October 28, 2006 and is subject to examination by the UK tax authority for tax years after January 31, 2008.

As of January 29, 2011 Signet had approximately $9.0 million (Fiscal 2010: $14.9 million) of unrecognized tax benefits in respect of uncertain tax positions, all of which would favorably affect the effective income tax rate if resolved in Signet's favor. These unrecognized tax benefits relate to financing arrangements and intra-group charges which are subject to different and changing interpretations of tax law.

During Fiscal 2011, agreement was reached in respect of the treatment of certain financing arrangements in the UK and a cash settlement was paid of approximately $1.6 million, excluding interest thereon. A benefit of approximately $2.8 million has been recognized in income tax expense during Fiscal 2011.

During Fiscal 2011, the statute of limitations lapsed in the US in respect of the tax year ended October 28, 2006 with no adjustment to taxable income. A benefit of approximately $1.8 million has been recognized in income tax expense during Fiscal 2011.

Apart from the above, there has been no material change in the amount of unrecognized tax benefits in respect of uncertain tax positions during Fiscal 2011.

Signet recognizes accrued interest and, where appropriate, penalties related to unrecognized tax benefits within income tax expense. In Fiscal 2011, the total amount of interest and penalties recognized in income tax expense in the consolidated income statement was $1.2 million, net credit (Fiscal 2010: $0.3 million, net credit). As of January 29, 2011, Signet had accrued interest of $1.0 million (Fiscal 2010: $2.2 million).

Over the next twelve months, management believes that it is reasonably possible that there could be a reduction of substantially all of the unrecognized tax benefits as of January 29, 2011, due to settlement of the uncertain tax positions with the tax authorities.

4. Earnings per share
	13 weeks ended	13 weeks ended
	January 29, 2011	January 30, 2010	Fiscal 2011	Fiscal 2010

Net income ($million)	105.4	115.5	200.4	157.1

Basic weighted average number of shares in issue (million)	85.8	85.5	85.7	85.3
Dilutive effect of share options (million)	1.0	0.5	0.7	0.4

Diluted weighted average number of shares in issue (million)	86.8	86.0	86.4	85.7

Earnings per share - basic	$1.23	$1.35	$2.34	$1.84
Earnings per share - diluted	$1.21	$1.34	$2.32	$1.83

The basic weighted average number of shares excludes shares held by the Employee Stock Ownership Trust or as Treasury Shares as such shares are not considered outstanding and do not qualify for dividends. The effect of excluding these shares is to reduce the average number of shares in the 13 and 52 week periods ended January 29, 2011 by 10,994 and 11,365 shares respectively (13 and 52 week periods ended January 30, 2010: 31,694 and 64,085 shares respectively).  The calculation of fully diluted earnings per share for the 13 and 52 week periods ended January 29, 2011 excludes options to purchase 438,713 and 815,562 shares respectively (13 and 52 week periods ended January 30, 2010: 972,388 and 2,333,995 share options respectively) on the basis that their effect on earnings per share was anti-dilutive.

5. Deferred revenue

Deferred revenue represents income under extended service warranty plans, voucher promotions and other items.
	January 29, 2011	January 30, 2010
	$million	$million

Warranty deferred revenue	481.1	458.3
Voucher promotions and other items	18.1	17.4

Total deferred revenue	499.2	475.7

Current liabilities	146.0	137.7
Non-current liabilities	353.2	338.0

Total deferred revenue	499.2	475.7

	13 weeks ended	13 weeks ended
	January 29, 2011	January 30, 2010	Fiscal 2011	Fiscal 2010
	$million	$million	$million	$million

Warranty deferred revenue, beginning of period	458.4	436.1	458.3	440.8
Warranties sold	60.4	58.0	171.1	159.2
Revenues recognized	(37.7)	(35.8)	(148.3)	(141.7)

Warranty deferred revenue, end of period	481.1	458.3	481.1	458.3

6. Non-GAAP measures and other information

Income statement as a percentage of sales

	13 weeks ended January 29, 2011	13 weeks Ended January 30, 2010	Fiscal 2011	Fiscal 2010
	%	%	%	%

Sales	100.0	100.0	100.0	100.0
Cost of sales	(59.2)	(64.0)	(63.8)	(67.4)

Gross margin	40.8	36.0	36.2	32.6

Selling, general and administrative expenses	(26.5)	(23.6)	(28.5)	(28.0)
Other operating income, net	2.3	2.4	3.1	3.5

Operating income, net	16.6	14.8	10.8	8.1
Net interest expense	(4.0)	(0.6)	(2.1)	(1.1)

Income before income taxes	12.6	14.2	8.7	7.0
Income taxes	(4.3)	(4.5)	(2.9)	(2.2)

Net income	8.3	9.7	5.8	4.8

A number of non-GAAP measures are used by management to analyze and manage the performance of the business, and the required disclosures for these non-GAAP measures are given below. Management does not, nor does it suggest investors should consider such non-GAAP measures in isolation from, or in substitution for, information prepared in accordance with US GAAP.

Income statement at constant exchange rates

Movements in the US dollar to pound sterling exchange rate have an impact on Signet's results. The UK division is managed in pounds sterling as sales and costs are incurred in that currency and its results are then translated into US dollars for external reporting purposes. Management believes it assists in understanding the performance of Signet and its UK division if constant currency figures are given. This is particularly so in periods when exchange rates are volatile. The constant currency amounts are calculated by retranslating the prior year figures using the current year's exchange rate. Management considers it useful to exclude the impact of movements in the pound sterling to US dollar exchange rate to analyze and explain changes and trends in Signet's sales and costs.

a) Fiscal 2011 percentage change in results at constant exchange rates

	Fiscal 2011	Fiscal 2010	Change	Impact of exchange rate movement	Fiscal 2010 at constant exchange rates (non-GAAP)	Fiscal 2011 change at constant exchange rates (non-GAAP)
	$million	$million	%	$million	$million	%

Sales	3,437.4	3,273.6	5.0	(18.5)	3,255.1	5.6
Cost of sales	(2,194.5)	(2,208.0)	(0.6)	12.6	(2,195.4)	-
Gross margin	1,242.9	1,065.6	16.6	(5.9)	1,059.7	17.3
Selling, general and administrative expenses	(980.4)	(916.5)	7.0	4.9	(911.6)	7.5
Other operating income, net	110.0	115.4	(4.7)	-	115.4	(4.7)
Operating income, net	372.5	264.5	40.8	(1.0)	263.5	41.4
Interest income	0.7	0.8	(12.5)	-	0.8	(12.5)
Interest expense	(72.8)	(34.8)	109.2	-	(34.8)	109.2
Income before income taxes	300.4	230.5	30.3	(1.0)	229.5	30.9
Income taxes	(100.0)	(73.4)	36.2	0.3	(73.1)	36.8
Net income	200.4	157.1	27.6	(0.7)	156.4	28.1

Earnings per share - basic	$2.34	$1.84	27.2	$(0.01)	$1.83	27.9
Earnings per share - diluted	$2.32	$1.83	26.8	$(0.01)	$1.82	27.5

b) Fourth quarter Fiscal 2011 percentage change in results at constant exchange rates

	13 weeks ended January 29, 2011	13 weeks ended January 30, 2010	Change	Impact of exchange rate movement	13 weeks ended January 30, 2010 at constant exchange rates (non-GAAP)	13 weeks ended January 29, 2011 change at constant exchange rates (non-GAAP)
	$million	$million	%	$million	$million	%

Sales	1,270.5	1,196.8	6.2	(7.0)	1,189.8	6.8
Cost of sales	(752.0)	(765.4)	(1.8)	4.2	(761.2)	(1.2)
Gross margin	518.5	431.4	20.2	(2.8)	428.6	21.0
Selling, general and administrative expenses	(336.7)	(282.6)	19.1	1.5	(281.1)	19.8
Other operating income, net	28.7	28.4	1.1	-	28.4	1.1
Operating income, net	210.5	177.2	18.8	(1.3)	175.9	19.7
Interest income	0.1	0.1	-	-	0.1	-
Interest expense	(51.0)	(7.6)	nm	-	(7.6)	Nm
Income before income taxes	159.6	169.7	(6.0)	(1.3)	168.4	(5.2)
Income taxes	(54.2)	(54.2)	-	0.4	(53.8)	0.7
Net income	105.4	115.5	(8.7)	(0.9)	114.6	(8.0)

Earnings per share - basic	$1.23	$1.35	(8.9)	$(0.01)	$1.34	(8.2)
Earnings per share - diluted	$1.21	$1.34	(9.7)	$(0.01)	$1.33	(9.0)

nm - not meaningful

c) Fiscal 2011 reconciliation to underlying results

	Fiscal 2011	Impact of Make Whole Payment	Fiscal 2011 underlying (non-GAAP)
	$million	$million	$million
Sales by origin and destination:
US	2,744.2	-	2,744.2
UK	693.2	-	693.2
Total sales	3,437.4	-	3,437.4

Operating income/(loss):
US	342.7	-	342.7
UK	57.0	-	57.0
Unallocated	(27.2)	-	(27.2)
Total operating income	372.5	-	372.5
Interest income	0.7	-	0.7
Interest expense	(72.8)	47.5	(25.3)
Income before income taxes	300.4	47.5	347.9
Income taxes	(100.0)	(18.0)	(118.0)
Net income	200.4	29.5	229.9

Earnings per share - basic	$2.34	$0.34	$2.68
Earnings per share - diluted	$2.32	$0.34	$2.66

d) Fiscal 2011 percentage change in underlying results compared to Fiscal 2010 as reported and at constant exchange rates

	Fiscal 2011	Fiscal 2010	Change	Fiscal 2011 underlying (non-GAAP)	Underlying change (non-GAAP)	Fiscal 2010 at constant exchange rates (non-GAAP)	Fiscal 2011 underlying change at constant exchange rates (non-GAAP)
	$million	$million	%	$million	%	$million	%
Sales by origin and destination:
US	2,744.2	2,540.4	8.0	2,744.2	8.0	2,540.4	8.0
UK	693.2	733.2	(5.5)	693.2	(5.5)	714.7	(3.0)
Total sales	3,437.4	3,273.6	5.0	3,437.4	5.0	3,255.1	5.6

Operating income/(loss):
US	342.7	224.5	52.7	342.7	52.7	224.5	52.7
UK	57.0	56.5	0.9	57.0	0.9	55.1	3.4
Unallocated	(27.2)	(16.5)	64.8	(27.2)	64.8	(16.1)	68.9
Total operating income	372.5	264.5	40.8	372.5	40.8	263.5	41.4

Income before income taxes	300.4	230.5	30.3	347.9	50.9	229.5	51.6

Net income	200.4	157.1	27.6	229.9	46.3	156.4	47.0

Earnings per share - basic	$2.34	$1.84	27.2	$2.68	45.7	$1.83	46.4
Earnings per share - diluted	$2.32	$1.83	26.8	$2.66	45.4	$1.82	46.2

e) Fourth quarter Fiscal 2011 percentage change in underlying results compared to fourth quarter Fiscal 2010 as reported and at constant exchange rates

	13 weeks ended January 29, 2011	13 weeks ended January 30, 2010	Change	13 weeks ended January 29, 2011 underlying (non-GAAP)	Underlying change (non-GAAP)	13 weeks ended January 30, 2010 at constant exchange rates (non-GAAP)	13 weeks ended January 29, 2011 underlying change at constant exchange rates (non-GAAP)
	$million	$million	%	$million	%	$million	%
Sales by origin and destination:
US	1,007.0	914.0	10.2	1,007.0	10.2	914.0	10.2
UK	263.5	282.8	(6.8)	263.5	(6.8)	275.8	(4.5)
Total sales	1,270.5	1,196.8	6.2	1,270.5	6.2	1,189.8	6.8

Operating income/(loss):
US	167.9	121.5	38.2	167.9	38.2	121.5	38.2
UK	55.3	60.4	(8.4)	55.3	(8.4)	59.0	(6.3)
Unallocated	(12.7)	(4.7)	170.2	(12.7)	170.2	(4.6)	176.1
Total operating income	210.5	177.2	18.8	210.5	18.8	175.9	19.7

Income before income taxes	159.6	169.7	(6.0)	207.1	22.0	168.4	23.0

Net income	105.4	115.5	(8.7)	134.9	16.8	114.6	17.7

Earnings per share - basic	$1.23	$1.35	(8.9)	$1.57	16.3	$1.34	17.2
Earnings per share - diluted	$1.21	$1.34	(9.7)	$1.55	15.7	$1.33	16.5

The underlying results are the results adjusted for the $47.5 million Make Whole Payment in the 13 weeks ended January 29, 2011.

f) Free cash flow

	Fiscal 2011	Fiscal 2010
	$million	$million

Net cash provided by operating activities	323.9	515.4
Net cash used in investing activities	(55.6)	(43.5)

Free cash flow, including Make Whole Payment	268.3	471.9
Make Whole Payment	47.5	-

Free cash flow, excluding Make Whole Payment	315.8	471.9

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNET JEWELERS LIMITED

Date: March 30, 2011	By:	/s/ Mark Jenkins
Mark Jenkins
Group Company Secretary